Exhibit 23.2

       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-140630) on Form S-1 of our report dated April 30, 2007 relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment) appearing in the Prospectus, which is part of this Registration Statement, and we also consent to the reference to us under the headings “Selected Financial Data” and "Experts" in such Prospectus.

/s/DELOITTE & TOUCHE LLP

San Jose, California
April 30, 2007